EXHIBIT 99.1

NEWS                                            EL PASO
For Immediate Release

EL PASO CORPORATION ANNOUNCES CLOSINGS
OF $1.2-BILLION FINANCING AND $500-MILLION ASSET SALE

HOUSTON, TEXAS, MARCH 13, 2003-El Paso Corporation (NYSE:EP) today announced that it completed a major financing and closed the sale of its Mid-Continent natural gas and oil reserves to Chesapeake Energy Corporation (NYSE:CHK).

Today, El Paso closed a $1.2-billion two-year secured loan and used the proceeds to retire the approximately $825-million net balance of the Trinity River financing. This is an important step to simplify El Paso's balance sheet and provide the company with significant additional flexibility and liquidity. As previously disclosed, the cash generated from the assets that had supported Trinity River was restricted so that El Paso did not have full access to these funds. The new $1.2-billion loan has scheduled maturities of $300 million in June 2004, $300 million in September 2004, and the $600-million balance in March 2005. It is secured by a portion of the production properties that previously supported Trinity River. The loan was upsized to $1.2 billion from an originally planned $1 billion.

With the sale of the Mid-Continent properties for $500 million, El Paso has now signed agreements for or closed approximately 45 percent, or $1.5 billion, of the $3.4 billion of non-core asset sales the company expects in 2003. The asset sales and financing activities support El Paso's previously announced 2003 five-point business plan, which includes exiting non-core businesses quickly but prudently and strengthening and simplifying the balance sheet while maximizing liquidity.

El  Paso  will  use the net proceeds from these transactions along  with cash on hand to retire the $1-billion  Limestone
Electron  notes  on  the scheduled Monday,  March  17,  2003 maturity.

El Paso Corporation is the leading provider of natural gas services and the largest pipeline company in North America. The company has core businesses in production, pipelines, midstream services, and power. El Paso Corporation, rich in assets and fully integrated across the natural gas value chain, is committed to developing new supplies and technologies to deliver energy. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to attract and retain qualified members of the Board of Directors; the successful recruitment and retention of a qualified CEO; the successful implementation of the 2003 operational and financial plan; actions by the credit rating agencies; the successful close of financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results.

Additional Important Information
Prior to its 2003 annual meeting, El Paso will furnish to its shareholders El Paso's definitive proxy statement relating to this meeting, together with a WHITE proxy card. Shareholders are strongly advised to read this proxy statement when it becomes available, as it will contain important information.

Shareholders  will  be  able  to  obtain  El  Paso's   proxy
statement, any amendments or supplements to the proxy statement and any other documents filed by El Paso with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at El Paso's Internet Web site at www.elpaso.com or by writing to El Paso Corporation, Investor Relations, PO Box 2511, Houston, TX 77252. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at
(800)     322-2885    Toll-Free    or    by     email     at
proxy@mackenziepartners.com.

To the extent that individual customers, independent industry researchers, financial analysts, or El Paso commissioned research, are quoted herein, it is El Paso's policy to use reasonable efforts to verify the source and accuracy of the quote. El Paso has not, however, sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material. This document may contain expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of El Paso.

Information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso's shareholders is contained in a Schedule 14A filed by El Paso with the Securities and Exchange Commission on February 18, 2003.


Contacts
Communications and Government Affairs
Norma F. Dunn, Senior Vice President
Office: (713) 420-3750
Fax: (713) 420-3632

Investor Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Alternate Contacts
Joele Frank/Dan Katcher
Joele Frank, Wilkinson Brimmer Katcher
Office: (212) 355-4449
Fax: (212) 355-4554